Exhibit 10.28

N O N-Q U A L I F I E D  S T O C K  O P T I O N

Non-transferable

G R A N T  TO

(the“Optionee”)

the right to purchase (the “Options”) from AirGate PCS, Inc. (the “Company”)

shares of its common stock, par value $0.01 per share, at the price of

$
per share

pursuant to and subject to the provisions of the AirGate PCS, Inc. Amended and Restated 2002 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on the reverse hereof. By accepting the Options, the Optionee shall be deemed to have agreed to the terms and conditions set forth in this Certificate and the Plan.

IN WITNESS WHEREOF, AirGate PCS, Inc., acting by and through its duly authorized officers, has caused this Certificate to be executed on behalf of the Company.

AIRGATE PCS, INC.

By:

Its:	Authorized Officer

Option Grant Date:

Terms and Conditions

     1. Grant of Option. AirGate PCS, Inc. (the “Company”) hereby grants to the Optionee named on the reverse hereof (“Optionee”), under the AirGate PCS, Inc. Amended and Restated 2002 Long-Term Incentive Plan (the “Plan”), Non-Qualified Stock Options to purchase from the Company (the “Options”), on the terms and on conditions set forth in this certificate (this “Certificate”), the number of shares (“Shares”) indicated on the reverse hereof of the Company’s $0.01 par value common stock, at the exercise price per share set forth on the reverse hereof. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

     2. Vesting of Options. The Options shall vest as follows:

Years of Continuous Status as an	Percentage of Option
Employee After Date of Grant	Shares Vested
Less than 1	0%
1	25%
2	50%
3	75%
4	100%

       For purposes of computing the number of Shares which Optionee has a right to acquire by exercise of these Options in accordance with the vesting schedule set forth above, fractional shares shall be disregarded and the next higher whole number of Shares shall be used, rounding all fractions upward.

       Notwithstanding the foregoing vesting schedule, if Optionee’s employment is terminated by the Company without Cause or by Optionee for Good Reason within 24 months after the occurrence of a Change of Control (a “Qualifying Change in Control Termination”), all Options shall become fully vested and exercisable.

     3. Term of Options and Limitations on Right to Exercise. The term of the Options will be for a period of ten years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the Option Grant Date (the “Expiration Date”). To the extent not previously exercised, the Options will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

     (a) Three months after the termination of Optionee’s Continuous Status as a Participant for any reason other than (i) for Cause, (ii) by reason of Optionee’s death, Disability or Retirement, or (iii) in a Qualifying Change in Control Termination.

     (b) Twelve months after the date of the termination of Optionee’s Continuous Status as a Participant by reason of Disability or Retirement or in a Qualifying Change in Control Termination.

     (c) Twelve months after the date of Optionee’s death, if Optionee dies while employed, or during the three-month period described in subsection (a) above, or during the twelve-month period described in subsection (b) above and before the Options otherwise lapse. Upon Optionee’s death, the Options may be exercised by Optionee’s beneficiary designated pursuant to the Plan.

       Notwithstanding any provision in the Plan or this Certificate to the contrary, if Optionee is terminated for Cause, Optionee shall forfeit the right to exercise the Options as to all Shares then subject to the Options, whether or not vested at that time.

       The Board may, prior to the lapse of the Options under the circumstances described in paragraphs (a), (b) and (c) above, extend the time to exercise the Options as determined by the Board in writing. If Optionee returns to employment with the Company during the designated post-termination exercise period, then Optionee shall be restored to the status Optionee held prior to such termination but no vesting credit will be earned for any period Optionee was not in Continuous Status as a Participant. If Optionee or his or her beneficiary exercises an Option after termination of service, the Options may be exercised only with respect to the Shares that were otherwise vested on Optionee’s termination of service.

4. Exercise of Option. The Options shall be exercised by (a) written notice directed to the Secretary of the Company or his or her designee at the address and in the form specified by the Secretary from time to time and (b) payment to the Company in full for the Shares subject to such exercise. If the person exercising an Option is not Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option. Payment for such Shares shall be in cash for the number of Shares specified in such written notice, unless another method is approved by the Secretary.

5. Beneficiary Designation. Optionee may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of Optionee hereunder and to receive any distribution with respect to the Options upon Optionee’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights hereunder is subject to all terms and conditions of this Certificate and the Plan, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives Optionee, the Options may be exercised by the legal representative of Optionee’s estate, and payment shall be made to Optionee’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by Optionee at any time provided the change or revocation is filed with the Company.

6. Withholding. The Company has the authority and the right to deduct or withhold, or require Optionee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including Optionee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Options. Such withholding requirement may be satisfied, in whole or in part, at the election of the Company, by withholding from the Options Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Secretary establishes.

7. Limitation of Rights. The Options do not confer to Optionee or Optionee’s beneficiary designated pursuant to Paragraph 5 any rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with the exercise of the Options. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Optionee’s service at any time, nor confer upon Optionee any right to continue in the service of the Company or any Affiliate.

8. Stock Reserve. The Company shall at all times during the term of this Certificate reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Certificate.

9. Restrictions on Transfer and Pledge. No right or interest of Optionee in the Options may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Optionee to any other party other than the Company or an Affiliate. The Options are not assignable or transferable by Optionee other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Option under the Plan; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation and (ii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable options. The Options may be exercised during the lifetime of Optionee only by Optionee or any permitted transferee.

10. Restrictions on Issuance of Shares. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the Shares covered by the Options upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Options, the Options may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

11. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.

12. Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plan.

13. Severability. If any one or more of the provisions contained in this Certificate is invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

14. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

AirGate PCS, Inc.
Harris Tower, Suite 1700
233 Peachtree Street, NE
Atlanta, Georgia 30303
Attn: Secretary

or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.